Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

SJI Reports Third Quarter 2020 Results
Updates 2020 Financial Guidance

FOLSOM, NJ (November 4, 2020) - SJI (NYSE: SJI) today reported operating results for the third quarter ended September 30, 2020. Highlights include:
▪Q3 2020 GAAP earnings of $(0.10) per diluted share compared to $(0.38) per diluted share in 2019
▪Q3 2020 Economic Earnings* of $(0.06) per diluted share compared to $(0.30) per diluted share in 2019
▪Third quarter results reflect increased profitability from Utility and Non-Utility operations partially offset by impact of financing activities; ITC's related to clean energy investments contributed $0.12 per diluted share
▪Successful execution of key initiatives, including positive resolution of SJG base rate case, targeted clean energy investments in support of regional goals, and new regulatory proposals supporting enhanced energy efficiency
▪2020 ongoing economic earnings guidance now expected at upper end of $1.50-$1.60 per diluted share
▪2020 capital expenditures of ~$600 million affirmed, with ~$500 million for utility growth, safety and reliability
"I am pleased to report our business operations continue to function effectively during the pandemic with a minimal financial impact, thanks in large part to the dedication and commitment of our exceptional employees," said Mike Renna, SJI President and Chief Executive Officer. "The successful execution of our business priorities has allowed us to provide steady improvement for a fourth consecutive quarter and update our 2020 ongoing economic earnings guidance to the upper end of the range. We remain committed to supporting economic recovery efforts in New Jersey, addressing critical infrastructure investments to modernize our system and ensure adequate supply and system redundancy, and investments that will lower consumption and the carbon content of natural gas in support of our region's clean energy goals," added Renna.

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$(18.4)	$(0.18)	$(18.4)	$(0.18)	$(21.6)	$(0.24)	$(21.6)	$(0.24)
Non-Utility	$17.5	$0.17	$21.6	$0.21	$(3.8)	$(0.04)	$1.8	$0.02
Other	$(9.4)	$(0.09)	$(9.2)	$(0.09)	$(9.3)	$(0.10)	$(7.7)	$(0.08)
Total - Continuing Ops	$(10.3)	$(0.10)	$(6.0)	$(0.06)	$(34.7)	$(0.38)	$(27.5)	$(0.30)
Average Diluted Shares		100.6		100.6		92.4		92.4
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

COVID-19 - Business Update
Our business operations continue to function effectively during the pandemic. Given the fluid nature of the crisis, we are continually monitoring our business operations and will adjust as necessary to continue to provide safe and reliable service to our customers and communities while keeping employees safe.
▪Workforce. Through proper planning and the innovative use of technology, all 1,100 employees continue to work, either in the field or from home to assist in reducing the spread of the virus.
▪Operations. Operations and delivery of natural gas to our customers has not been materially impacted. To date, SJI has not experienced significant reductions in sales volumes across our businesses and is closely monitoring potential impacts due to COVID-19 pandemic responses at the state and Federal level.
▪Expenses. In July, the New Jersey Board of Public Utilities (NJBPU) unanimously approved an Order authorizing gas, electric and investor-owned water and wastewater utilities to establish a regulatory asset allowing the deferral of prudently incurred incremental COVID-19 related expenses. The Order also permits utilities to file future, separate proceedings for the recovery of such costs. For the nine months ended September 30, 2020, SJG and ETG deferred incremental expenses of $13.1 million as a result of the Order. In addition, SJI incurred costs for emergency supplies, cleaning services, enabling technology and other needs of $1.7 million, with $0.6 million recorded as property, plant & equipment on SJI's consolidated balance sheet.
▪Capital Expenditures. Our investment programs to replace and upgrade critical utility infrastructure continue to move forward. Construction activity that ceased in March in accordance with directives from the Governor of New Jersey resumed in June, and we remain on track to achieve our capital spending projections in 2020.
▪Regulatory Initiatives. SJG's base rate case was successfully resolved in September. The NJBPU continues to hold regular commission agenda meetings via internet teleconference. SJG and ETG Energy Efficiency Program filings, and our engineering and route proposal for an SJG supply redundancy project, continue to progress.
▪Liquidity. We have total borrowing facilities of $1.1 billion, with approximately $450 available in revolving credit, uncommitted lines and cash as of September 30, 2020. We have completed steps in 2020 to strengthen liquidity, eliminate near-term debt maturities and ensure the ongoing funding of our 2020 capital program and feel confident in our ability to manage through the impacts of COVID-19.
Third Quarter 2020 Results
For the three-month period ended September 30, 2020, SJI reported consolidated GAAP earnings of $(10.3) million compared to $(34.7) million in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business.
A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ended December 31, 2019.
For the three-month period ended September 30, 2020, economic earnings were $(6.0) million compared to $(27.5) million in the prior year period.

UTILITY
Utility entities include South Jersey Gas (SJG), Elizabethtown Gas (ETG) and Elkton Gas (ELK). Third quarter 2020 GAAP and economic earnings were $(18.4) million compared with $(21.6) million in 2019.
South Jersey Gas
Performance. Third quarter 2020 GAAP and economic earnings were $(9.5) million compared with $(11.6) million in 2019. Utility margin increased $1.3 million reflecting customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Total expenses decreased $0.8 million, reflecting lower operating and maintenance costs and higher investment income partially offset by increased depreciation expense.
Customer Growth. SJG added approximately 9,500 new customers over the last 12 months and now serves more than 402,000 customers. SJG’s customer growth rate compares favorably to our peers and remains driven by gas conversions (~70%+ of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.
▪SJG's Accelerated Infrastructure Replacement Program (AIRP) authorizes investment of $302.5 million from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of approximately $60 million from July 2019 to June 2020 was rolled into rates on October 1, 2020.
▪SJG's Storm Hardening and Reliability Program (SHARP) authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our most recent annual investment of approximately $30 million from July 2019 to June 2020 was rolled into rates on October 1, 2020.
Regulatory Initiatives. SJG recently concluded a base rate case, and has filings pending in support of enhanced energy efficiency and redundancy, described in greater detail below.
▪Base Rates. In September, the NJBPU approved changes to SJG's base rates effective October 1. With the settlement, SJG annual revenues from base rates increased by $39.5 million and include a return on equity of 9.6%, with a 54.0% common equity component. The base rate change recognizes investments made since SJG's prior rate case in 2017 to improve the customer experience and enhance the safety, reliability and resiliency of its natural gas distribution system. These improvements include the replacement of aging mains, installation of new mains to meet growing demand and expenditures to ensure compliance with state and federal system and safety regulations.
▪Energy Efficiency. In September, SJG filed a request with the NJBPU seeking to expand the company’s energy efficiency programs for three years, beginning in July 2021, with proposed investments totaling approximately $167 million. Since 2009, SJG has invested more than $110 million in energy efficiency programs. SJG’s filing represents a commitment to the State’s climate priorities, advancing New Jersey’s clean energy goals in a manner that will benefit customers, the environment and the State’s green economy. The implementation of the proposed program is expected to result in approximately $201 million in customer bill savings, 481,957 tons in avoided CO2 emissions and the creation of nearly 3,000 jobs over three years. A resolution of the filing from the NJBPU is expected in Q2 2021.
▪Redundancy. In December 2019, SJG submitted an engineering and route proposal to the NJBPU for approval to construct needed system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility. Discussions with our regulators surrounding this important project continue to progress. We also continue to explore system alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for approximately 140,000 customers in Atlantic and Cape May counties.

Elizabethtown Gas
Performance. Third quarter 2020 GAAP and economic earnings were $(8.6) million compared with $(9.9) million in 2019. Utility margin, as previously defined, increased $5.2 million primarily due to rate relief effective November 15, 2019 and customer growth. ETG's rate case settlement authorized a $34 million rate increase based on a 9.6% return on equity and 51.5% equity component. Total expenses increased $3.9 million, primarily reflecting higher operations and maintenance costs and higher depreciation expense.
Customer Growth. ETG added approximately 4,500 new customers over the last 12 months and now serves more than 298,000 customers. ETG’s customer growth rate has increased from its historic rate, driven by increases in new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP) authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $60 million from July 2019 to June 2020 was rolled into rates on October 1, 2020.
Regulatory Initiatives. ETG has filings pending before the NJBPU in support of enhanced energy efficiency and conservation, described in greater detail below.
▪Energy Efficiency. In September, ETG filed a request with the NJBPU seeking to expand the company’s energy efficiency programs for three years, beginning in July 2021, with proposed investments totaling approximately $100 million. ETG's filing represents the company’s commitment to the State’s climate priorities, advancing New Jersey’s clean energy goals in a manner that will benefit customers, the environment and the State’s green economy. The implementation of the proposed program is expected to result in approximately $185 million in customer bill savings, 576,670 tons in avoided CO2 emissions and the creation of over 2,000 jobs over 3-years. A resolution of the filing from the NJBPU is expected in Q2 2021.
▪Conservation Incentive Program. In tandem with its Energy Efficiency filing, ETG has proposed a Conservation Incentive Program (CIP) that eliminates the link between usage and margin, putting ETG in a stronger position to help customers manage their energy bills. Gas utilities in New Jersey, including SJG, have successfully executed CIP programs for many years. A resolution of the filing from the NJBPU is expected in Q2 2021.
Elkton Gas
Performance. Third quarter 2020 GAAP and economic earnings were $(0.3) million compared with $(0.1) million in 2019. In December 2019, SJI announced the sale of ELK to Chesapeake Utilities for $15.6 million in cash, including working capital. The transaction was completed on July 31, 2020 following receipt of Maryland Public Service Commission approval.
NON-UTILITY
Non-Utility entities include Energy Group, Energy Services and Midstream. Third quarter 2020 GAAP earnings were $17.5 million compared with $(3.8) million in 2019. Third quarter 2020 economic earnings were $21.6 million compared with $1.8 million in 2019.
Energy Group
Performance. Energy Group primarily includes wholesale gas operations engaged in fuel supply management and commodity marketing. Third quarter 2020 GAAP earnings were $2.2 million compared with $(5.8) million in 2019. Third quarter 2020 economic earnings were $6.2 million compared with $(1.0) million in 2019.
▪Fuel Supply Management third quarter 2020 GAAP and economic earnings were $4.4 million compared with $2.9 million in 2019, reflecting new contracts that became operational over the last 12 months and increased volumes. As of September 30, 2020, SJI had ten fuel supply management transactions under contract and operational.
▪Wholesale Marketing/Other third quarter 2020 GAAP earnings were $(2.2) million compared with $(8.7) million in 2019. Third quarter 2020 economic earnings were $1.8 million compared with $(3.9) million in 2019. Improved results primarily reflect improved asset optimization opportunities.

Energy Services
Performance. Energy Services primarily includes energy production operations and account services. Third quarter 2020 GAAP earnings were $14.1 million compared with $0.9 million in 2019. Third quarter 2020 economic earnings were $14.3 million compared with $1.7 million in 2019.
▪Energy Production third quarter 2020 GAAP earnings were $13.6 million compared with $0.4 million in 2019. Third quarter 2020 economic earnings were $13.8 million compared with $1.2 million in 2019, primarily reflecting the recognition of $12.0 million in investment tax credits (ITC's) related to Fuel Cell and Solar acquisitions that were announced and/or achieved operation during the latest period.
▪Account Services third quarter 2020 GAAP and economic earnings were $0.5 million, which was consistent with 2019, reflecting joint venture meter reading and appliance service contract fees.
Midstream
Performance. Midstream includes our 20% equity investment in the PennEast Pipeline (PennEast), a planned 1-Bcf interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. Third quarter 2020 GAAP and economic earnings were $1.2 million, which was consistent with 2019, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Update. The PennEast Pipeline partners remain committed to the development of the project in its entirety. PennEast is working very cooperatively with all of the regulatory agencies that have some purview for Phase One including the Pennsylvania Department of Environmental Protection, the US Army Corps of Engineers as well as FERC. The agencies are conducting the appropriate due diligence and we anticipate progress in the near future.
OTHER
Performance. Other entity includes interest on debt, including the debt associated with our acquisitions of ETG and ELK in 2018. Third quarter 2020 GAAP earnings were $(9.4) million compared with $(9.3) million in 2019. Third quarter 2020 economic earnings were $(9.2) million compared with $(7.7) million in 2019, reflecting an increase in outstanding debt partially offset by debt repayments and refinancing.
YTD 2020 Results

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$92.3	$0.96	$93.5	$0.98	$76.5	$0.83	$76.5	$0.83
Non-Utility	$27.2	$0.29	$32.9	$0.34	$(6.7)	$(0.08)	$7.4	$0.08
Other	$(31.3)	$(0.33)	$(26.4)	$(0.28)	$(32.1)	$(0.34)	$(24.2)	$(0.26)
Total - Continuing Ops	$88.2	$0.92	$100.0	$1.04	$37.7	$0.41	$59.7	$0.65
Average Diluted Shares		95.7		95.7		92.2		92.2
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

For the nine-month year-to-date (YTD) period ended September 30, 2020, SJI reported consolidated GAAP earnings of $88.2 million compared to $37.7 million in the prior year period.
For the nine-month YTD period ended September 30, 2020, economic earnings were $100.0 million compared to $59.7 million in the prior year period.

UTILITY
YTD GAAP earnings were $92.3 million compared with $76.5 million in 2019. YTD economic earnings were $93.5 million compared with $76.5 million in 2019.
▪SJG YTD GAAP earnings were $64.7 million compared with $59.1 million in 2019. YTD economic earnings were $65.9 million compared with $59.1 million in 2019 reflecting a one-time tax adjustment in Q1 2020. Utility margin increased $9.5 million reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $2.7 million, primarily reflecting increased depreciation expense partially offset by lower operating and maintenance costs.
▪ETG YTD GAAP and economic earnings were $27.3 million compared with $17.1 million in 2019. Utility margin increased $26.6 million reflecting rate relief effective November 15, 2019 and customer growth. Total expenses increased $16.4 million, primarily reflecting higher depreciation, operating and maintenance and interest expenses.
▪ELK YTD GAAP and economic earnings were $0.3 million, which was consistent with 2019, driven by customer growth and infrastructure investment offset by operating costs.
NON-UTILITY
YTD GAAP earnings were $27.2 million compared with $(6.7) million in 2019. YTD economic earnings were $32.9 million compared with $7.4 million in 2019.
▪Energy Group YTD GAAP earnings were $12.0 million compared with $(10.6) million in 2019. YTD Economic earnings were $17.1 million compared with $4.5 million in 2019.
◦Fuel Supply Management YTD GAAP and economic earnings were $10.2 million compared with $7.7 million in 2019 reflecting new contracts that became operational over the last 12 months and increased volumes.
◦Wholesale/Other YTD GAAP earnings were $1.8 million compared with $(18.3) million in 2019. Wholesale/Other YTD economic earnings were $6.9 million compared with $(3.1) million in 2019 reflecting improved asset optimization opportunities and a third-party supplier refund.
▪Energy Services YTD GAAP earnings were $12.0 million compared with $0.7 million in 2019. YTD economic earnings were $12.6 million compared with $(0.3) million in 2019.
◦Energy Production YTD GAAP earnings were $10.3 million compared with $(1.0) million in 2019. YTD economic earnings were $10.9 million compared with $(2.0) million in 2019, primarily reflecting the recognition of $12.0 million in investment tax credits (ITC's) related to Fuel Cell and Solar acquisitions that were announced and/or achieved operation.
◦Account Services YTD GAAP and economic earnings were $1.7 million, which was consistent with 2019, reflecting joint venture meter reading and appliance service contract fees.
▪Midstream YTD GAAP and economic earnings were $3.2 million, which was consistent with 2019, reflecting AFUDC related to the project.
OTHER
YTD GAAP earnings were $(31.3) million compared with $(32.1) million in 2019. YTD economic earnings were $(26.4) million compared with $(24.2) million in 2019 reflecting increased debt outstanding partially offset by debt repayment and refinancing.

Clean Energy and Utility Decarbonization Investments
SJI remains committed to investments that lower consumption and the carbon content of natural gas and are actively pursuing renewable natural gas opportunities in our region, as well as investigating the potential future application of hydrogen at our utilities. As of September 30, we have successfully executed our targeted clean energy investment goals for 2020.
In 2020, we have advanced solar installations at SJI corporate facilities, closed on solar projects in New Jersey, and launched a joint venture (Catamaran) between SJI subsidiary Marina Energy and renewable industry-leader Captona, to develop, own and operate renewable energy projects. In August, Catamaran announced the acquisition of two fuel cell projects in Staten Island, New York totaling 7.5 MW from NineDot Energy. These projects have secured permits and interconnection rights and are supported by long-term offtake agreements with two creditworthy anchor customers. The projects are expected to provide a total return in excess of SJI's authorized utility return.
We continue to evaluate a sizable queue of utility and non-utility investment opportunities that are expected to benefit future financial results. These opportunities may include renewable natural gas (RNG), hydrogen, smart meters and other projects to advance the region’s energy goals and reduce the effects of greenhouse gasses.
Capital Expenditures and Cash Flow
For the nine months ended September 30, 2020:
▪Net cash provided by operating activities was $254.2 million compared to $121.4 million in the prior year period, primarily reflecting ETG rate relief, positive customer growth, higher wholesale margins, a pipeline supplier refund and lower legal expenses.
▪Net cash used in investing activities was $297.3 million compared to $327.5 million in the prior year period, primarily reflecting $410.0 million in total capital expenditures and clean energy investments offset by $119.9 million in proceeds from asset sales.
▪Net cash provided by financing activities was $25.0 million compared to $195.3 million in the prior year period, primarily reflecting $911.7 million in debt repayments offset by $793.2 million in net long-term debt issuance and $198.1 million in net common equity issuance.
Balance Sheet
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
▪Equity-to-total capitalization was 33.3% at September 30, 2020 compared with 29.6% at December 31, 2019, reflecting debt and equity financing and repayment of debt using proceeds from asset sales.
▪Our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion, as well as equity credit from rating agencies for long-duration debt, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 41.2% at September 30, 2020 compared with 37.5% at December 31, 2019.
▪We have completed multiple steps in 2020 to strengthen liquidity, eliminate near-term debt maturities and ensure the ongoing funding of our capital program. In June, we completed a $200 million At-The-Market program which resolved our planned equity funding need for 2020. With the successful execution of these transactions, and approximately $450 million of available borrowing capacity, we feel confident in our ability to manage through the impacts of COVID-19.

Financial Guidance
SJI expects 2020 ongoing economic earnings at the upper end of $1.50 to $1.60 per diluted share. We are continually monitoring our operations, market conditions and business development initiatives and will communicate any future impacts to our financial projections.
Economic earnings guidance continues to primarily reflect:
▪Utility operations ~75% of earnings, excluding interest costs
◦~$500 million capital spending on growth, safety and reliability for SJG/ETG customers
◦10,000+ new gas utility customers, reflecting 1.5% customer growth, driven by accelerated pace at ETG
◦Lower operating costs, driven by business transformation activities
◦Infrastructure modernization at SJG/ETG under existing programs
◦Execution of regulatory initiatives, including recovery of utility investment
▪Non-Utility operations ~25% of earnings, excluding interest costs
◦Energy Services: $100+ million in clean energy investment in support of EMP, and landfill exit
◦Energy Group: Fuel management contracts, reshaped wholesale portfolio and contract expiration
◦Midstream: AFUDC associated with PennEast Pipeline project
▪Balance sheet strengthening, driven by asset sales and refinancing activities
Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, November 5 to discuss our third quarter 2020 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations.
Date/Time:    Thursday, November 5, 11:00 a.m. ET
Dial-In:         Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode:    5566698

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas and Elizabethtown Gas customers in New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and public health crises and epidemics or pandemics, such as a novel coronavirus (COVID-19). These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in this Quarterly Report, SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2019 and in any other SEC filings made by SJI or SJG during 2019 and 2020 and prior to the filing of this earnings release. Also refer to the additional risk factor described below:

Our business could be materially and adversely affected by a public health crisis or the widespread outbreak of contagious disease, such as the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19), which has been declared a pandemic by the World Health Organization in March 2020. The continued spread of COVID-19 across the world has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital. Additionally, our reliance on third-party suppliers, contractors, service providers, and commodity markets exposes us to the possibility of delay or interruption of our operations. For the duration of the outbreak of COVID-19, legislative and government action limits our ability to collect on overdue accounts, and prohibits us from shutting off services, which may cause a decrease in our cash flows or net income. These suspensions of shut downs of service for non-payment will be in place through at least March 15, 2021 based on an executive order issued by the Governor of New Jersey, in which water, gas and electricity providers are barred from cutting services to New Jersey residents. We have been executing our business continuity plans since the outbreak of COVID-19 and are closely monitoring potential impacts due to COVID-19 pandemic responses at the state and federal level. As expected, we have incurred operating costs for emergency supplies, cleaning services, enabling technology and other specific needs during this crisis which have traditionally been recognized as prudent expenditures by our regulators. The effects of the pandemic also may have a material adverse impact on our ability to collect accounts receivable as customers face higher liquidity and solvency risks, and also considering the inability to shut down services as noted above. Currently, the impact of the pandemic to the collectability of our accounts receivable is an unknown and continues to be monitored, but such receivables have traditionally been included in rate recovery. Our infrastructure investment programs continue to move forward, and construction activity that was delayed in accordance with directives from the Governor of New Jersey have since continued; however, to the extent the pandemic worsens or a similar directive is put in place in the future for a long period of time, our capital projects could be significantly impacted. It is impossible to predict the effect of the continued spread of the coronavirus in the communities we service. Should the coronavirus continue to spread or not be contained, our business, financial condition and results of operations could be materially impacted, including impairment of goodwill or access to capital markets, which in turn may have a negative effect on the market price of our common stock.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance.

We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; and (ii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (ii) of the definition of Economic Earnings, several items are excluded from Economic Earnings for the three and nine months ended September 30, 2020 and 2019, consisting of the impact of pricing disputes with third parties, impairment charges recorded on solar generating facilities, costs incurred and gains recognized related to the acquisitions of EnerConnex and Annadale (fuel cell projects), costs to prepare to exit the transaction service agreement (TSA), costs incurred and gains/losses recognized on sales of solar, MTF/ACB, and ELK, costs incurred to cease operations at three landfill gas-to-energy-production facilities, severance and other employee separation costs, and a one-time tax adjustment resulting from SJG's Stipulation of Settlement with the BPU. See (A)-(F) in the table below.

Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(Loss) Income from Continuing Operations	$(10,344)	$(34,746)	$88,178	$37,649
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	5,904	7,324	11,847	22,362
Loss on Property, Plant and Equipment (A)	—	1,296	—	1,296
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	—	359	—	2,336
Acquisition/Sale Net Costs (Gains) (C)	(77)	540	1,241	703
Other Costs (D)	77	299	977	3,294
Income Taxes (E)	(1,564)	(2,605)	(3,484)	(7,957)
Additional Tax Adjustments (F)	—	—	1,214	—
Economic Earnings	$(6,004)	$(27,533)	$99,973	$59,683

(Loss) Earnings per Share from Continuing Operations	$(0.10)	$(0.38)	$0.92	$0.41
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	0.06	0.08	0.12	0.24
Loss on Property, Plant and Equipment (A)	—	0.02	—	0.02
Net Losses from a Legal Proceeding in a Pricing Dispute (B)	—	—	—	0.02
Acquisition/Sale Net Costs (Gains) (C)	—	0.01	0.01	0.01
Other Costs (D)	—	—	0.01	0.04
Income Taxes (E)	(0.02)	(0.03)	(0.03)	(0.09)
Additional Tax Adjustments (F)	—	—	0.01	—
Economic Earnings per Share	$(0.06)	$(0.30)	$1.04	$0.65

(A) Represents impairment charges recorded on solar generating facilities in 2019, which were primarily driven by the expected purchase price of one of the unsold solar sites being less than its carrying value.
(B) Represents net losses, including interest, legal fees, and the realized difference in the market value of the commodity (including financial hedges), resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.
(C) Represents the following:
•Costs incurred to acquire EnerConnex, Annadale, and four solar LLCs
•Gain recorded on the step-acquisition of EnerConnex
•Costs incurred and gains recognized on the sale of certain solar assets included in Assets Held for Sale in previous periods as well as MTF/ACB and ELK
•Costs incurred to prepare to exit the TSA
(D) Represents severance and other employee separation costs, along with costs incurred to cease operations at three landfill gas-to-energy production facilities.
(E) The income taxes on (A) through (D) above were determined using a combined average statutory tax rate for the three and nine months ended September 30, 2020 and 2019.
(F) Represents a one-time tax adjustment resulting from SJG's Stipulation of Settlement with the BPU, as part of its recent rate case filing.

Summary of Utility Margin
The following tables summarize Utility Margin for the three and six months ended June 30, 2020 and 2019 for SJG and ETG (in thousands):

SJG:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Utility Margin:
Residential	$25,109	$20,432	$144,977	$147,244
Commercial and Industrial	13,695	12,559	60,771	64,381
Cogeneration and Electric Generation	1,120	1,223	3,471	3,491
Interruptible	8	19	41	62
Off-System Sales & Capacity Release	222	489	1,178	2,675
Other Revenues	457	469	1,118	1,256
Margin Before Weather Normalization & Decoupling	40,611	35,191	211,556	219,109
CIP Mechanism	(5,770)	(1,248)	19,593	4,008
EET Mechanism	1,485	1,120	4,532	3,056
Utility Margin**	$36,326	$35,063	$235,681	$226,173

ETG:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Utility Margin:
Residential	$14,281	$10,560	$93,849	$73,061
Commercial & Industrial	13,870	10,209	57,419	44,317
Regulatory Rider Expenses*	(1,802)	424	(6,011)	1,322
Utility Margin**	$26,349	$21,193	$145,257	$118,700

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS) (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended September 30,
	2020	2019
Operating Revenues:
Utility	$103,383	$92,377
Nonutility	158,166	168,826
Total Operating Revenues	261,549	261,203
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	29,277	26,452
- Nonutility	146,752	163,914
Operations	53,641	54,169
Impairment Charges	—	1,296
Maintenance	9,666	9,081
Depreciation	27,977	24,945
Energy and Other Taxes	2,730	2,663
Net Gain on Sales of Assets	—	(2,292)
Total Operating Expenses	270,043	280,228
Operating Loss	(8,494)	(19,025)

Other Income	5,143	618
Interest Charges	(27,762)	(28,857)
Loss Before Income Taxes	(31,113)	(47,264)
Income Taxes	19,467	10,925
Equity in Earnings of Affiliated Companies	1,302	1,593
Loss from Continuing Operations	(10,344)	(34,746)
Loss from Discontinued Operations - (Net of tax benefit)	(58)	(59)
Net Loss	$(10,402)	$(34,805)

Basic Loss Per Common Share:
Continuing Operations	$(0.10)	$(0.38)
Discontinued Operations	—	—
Basic Loss Per Common Share	$(0.10)	$(0.38)

Average Shares of Common Stock Outstanding - Basic	100,587	92,392

Diluted Loss Per Common Share:
Continuing Operations	$(0.10)	$(0.38)
Discontinued Operations	—	—
Diluted Loss Per Common Share	$(0.10)	$(0.38)

Average Shares of Common Stock Outstanding - Diluted	100,587	92,392

	Nine Months Ended September 30,
	2020	2019
Operating Revenues:
Utility	$636,110	$613,555
Nonutility	419,515	551,880
Total Operating Revenues	1,055,625	1,165,435
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	210,167	231,622
- Nonutility	379,583	526,472
Operations	168,653	173,603
Impairment Charges	—	1,296
Maintenance	28,658	27,984
Depreciation	81,877	72,759
Energy and Other Taxes	9,228	9,597
Net Gain on Sales of Assets	—	(3,246)
Total Operating Expenses	878,166	1,040,087
Operating Income	177,459	125,348

Other Income	7,621	2,268
Interest Charges	(88,887)	(85,944)
Income Before Income Taxes	96,193	41,672
Income Taxes	(13,725)	(9,378)
Equity in Earnings of Affiliated Companies	5,710	5,355
Income from Continuing Operations	88,178	37,649
Loss from Discontinued Operations - (Net of tax benefit)	(178)	(216)
Net Income	$88,000	$37,433

Basic Earnings Per Common Share:
Continuing Operations	$0.92	$0.41
Discontinued Operations	—	—
Basic Earnings Per Common Share	$0.92	$0.41

Average Shares of Common Stock Outstanding - Basic	95,599	92,041

Diluted Earnings Per Common Share:
Continuing Operations	$0.92	$0.41
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$0.92	$0.41

Average Shares of Common Stock Outstanding - Diluted	95,724	92,158

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Nine Months Ended September 30,
	2020	2019
Net Cash Provided by Operating Activities	$254,200	$121,416

Cash Flows from Investing Activities:
Capital Expenditures	(344,828)	(357,844)
Acquisition-related Working Capital Settlement	—	15,600
Cash Paid for Acquisition, Net of Cash Acquired	(10,932)	(3,952)
Proceeds from Dispositions and Sale of Property, Plant & Equipment	119,948	26,360
Investment in Long-Term Receivables	(18,787)	(10,939)
Proceeds from Long-Term Receivables	10,457	7,604
Proceeds from Company-Owned Life Insurance	—	1,694
Investment in Affiliates	(1,353)	(4,102)
Advances to Affiliates	—	(1,902)
Net Repayment of Notes Receivable - Affiliates	2,504	—
Investment in Subsidiary, Net of Cash Acquired	(54,328)	—

Net Cash Used in Investing Activities	(297,319)	(327,481)

Cash Flows from Financing Activities:
Net (Repayments of) Borrowings from Short-Term Credit Facilities	(251,700)	541,800
Proceeds from Issuance of Long-Term Debt	800,000	244,657
Principal Repayments of Long-Term Debt	(660,000)	(725,000)
Payments for Issuance of Long-Term Debt	(6,810)	(2,106)
Dividends on Common Stock	(54,553)	(53,124)
Proceeds from Sale of Common Stock	200,000	189,032
Payments for the Issuance of Common Stock	(1,897)	—

Net Cash Provided by Financing Activities	25,040	195,259

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(18,079)	(10,806)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	28,381	31,679

Cash, Cash Equivalents and Restricted Cash at End of Period	$10,302	$20,873

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	September 30, 2020	December 31, 2019
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,150,209	$4,905,350
Accumulated Depreciation	(908,184)	(843,998)
Nonutility Property and Equipment, at cost	88,911	25,991
Accumulated Depreciation	(13,389)	(13,807)

Property, Plant and Equipment - Net	4,317,547	4,073,536

Investments:
Available-for-Sale Securities	40	40
Restricted	199	21,964
Investment in Affiliates	92,945	87,087

Total Investments	93,184	109,091

Current Assets:
Cash and Cash Equivalents	10,103	6,417
Accounts Receivable	167,534	253,661
Unbilled Revenues	22,712	84,821
Provision for Uncollectibles	(33,017)	(19,829)
Notes Receivable - Affiliate	2,875	5,379
Natural Gas in Storage, average cost	51,606	54,153
Materials and Supplies, average cost	1,061	1,164
Prepaid Taxes	37,333	26,918
Derivatives - Energy Related Assets	36,541	52,892
Assets Held for Sale	19,997	143,440
Other Prepayments and Current Assets	38,082	43,492

Total Current Assets	354,827	652,508

Regulatory and Other Noncurrent Assets:
Regulatory Assets	659,724	665,932
Derivatives - Energy Related Assets	10,407	7,243
Notes Receivable - Affiliate	12,009	12,720
Contract Receivables	38,530	30,958
Goodwill	706,960	702,070
Other	115,735	111,282

Total Regulatory and Other Noncurrent Assets	1,543,365	1,530,205

Total Assets	$6,308,923	$6,365,340

	September 30, 2020	December 31, 2019
Capitalization and Liabilities
Equity:
Common Stock	$125,735	$115,493
Premium on Common Stock	1,217,822	1,027,902
Treasury Stock (at par)	(314)	(289)
Accumulated Other Comprehensive Loss	(32,533)	(32,558)
Retained Earnings	317,007	313,237
Non-Controlling Interest	4,236	—

Total Equity	1,631,953	1,423,785

Long-Term Debt	2,531,632	2,070,086

Total Capitalization	4,163,585	3,493,871

Current Liabilities:
Notes Payable	597,000	848,700
Current Portion of Long-Term Debt	142,809	467,909
Accounts Payable	162,845	232,242
Customer Deposits and Credit Balances	37,697	35,004
Environmental Remediation Costs	47,956	43,849
Taxes Accrued	4,839	2,235
Derivatives - Energy Related Liabilities	25,005	41,965
Deferred Contract Revenues	321	—
Derivatives - Other Current	2,078	1,155
Liabilities Held for Sale	—	6,043
Dividends Payable	29,677	—
Interest Accrued	27,187	13,580
Pension Benefits	3,727	3,727
Other Current Liabilities	22,564	35,486

Total Current Liabilities	1,103,705	1,731,895

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	116,321	92,166
Pension and Other Postretirement Benefits	114,764	114,055
Environmental Remediation Costs	148,515	189,036
Asset Retirement Obligations	195,718	263,950
Derivatives - Energy Related Liabilities	4,452	8,206
Derivatives - Other Noncurrent	17,637	11,505
Regulatory Liabilities	428,939	442,918
Other	15,287	17,738

Total Deferred Credits and Other Noncurrent Liabilities	1,041,633	1,139,574

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$6,308,923	$6,365,340